Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations Contact:	Susan Gille (608) 458-3956

Alliant Energy Corporation declares quarterly common stock dividend;
announces redemption of shareholder rights plan

MADISON, WI -January 15, 2018 - The Alliant Energy Corporation (NYSE: LNT) Board of Directors today declared a quarterly cash dividend of $0.335 per share payable on February 15, 2018, to shareowners of record as of the close of business on January 31, 2018.

The board also authorized the redemption of all outstanding common stock purchase rights issued pursuant to the shareholder rights plan (commonly known as a “poison pill”), adopted in January 1999 and subsequently amended in December 2008, effective as of the close of business on January 31, 2018. Under the rights plan, one right is attached to each outstanding share of common stock. The rights will be redeemed at a price of $0.0005 per right, payable in cash. The redemption payment will be payable on February 15, 2018 to shareowners as of the close of business on January 31, 2018. Shareowners do not have to take any action to receive the redemption payment and do not have to exchange stock certificates.

“The board’s vote to redeem the rights plan is further evidence of Alliant Energy’s commitment to strong and responsive corporate governance,” said Patricia Kampling, Alliant Energy chairman and CEO.

Dividends on common stock have been paid for 289 consecutive quarters since 1946.

Alliant Energy Corporation (NYSE: LNT), headquartered in Madison, Wis., provides regulated electric and natural gas service to 960,000 electric and 410,000 natural gas customers across Iowa and Wisconsin. Alliant Energy’s mission is to deliver the energy solutions and exceptional service customers and communities count on - safely, efficiently and responsibly. Interstate Power and Light Company and Wisconsin Power and Light Company are Alliant Energy’s two public utility subsidiaries. Alliant Energy Corporation is a component of the S&P 500. For more information, visit alliantenergy.com.